Exhibit 99.1

Summary of Terms

of the

Amended and Restated Employment Agreement

The following description of the Amended and Restated Employment Agreement between William J. Ruckelshaus and InfoSpace, Inc. ("Agreement") is only a summary of the terms, does not purport to be a complete description of the Agreement, and is qualified in its entirety by reference to the Agreement, a copy of which will be attached in full as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ending on June 30, 2011. Unless otherwise defined herein, capitalized terms used in this summary are defined in the Agreement.

Title: President and Chief Executive Officer.

Term: 3 years from June 15, 2011 (the "Effective Date").

Compensation: Mr. Ruckelshaus will receive the following compensation:

  A base salary of $400,000 for the first year of the term, $425,000 for second year of the term, and $450,000 for third year of the term;
  An incentive bonus in an amount to be determined by the compensation committee, with a target of not less than 100% of his then-current annual base salary;
  Eligibility to participate in benefit plans generally available to employees, including medical, life, disability, and retirement plans, and any supplemental plans available to senior executives;
  A target award of 40,000 market stock units ("MSUs") in the first year of the term and additional MSU awards of at least the same number of target MSUs in the second and third years of the term (with earned MSUs vesting in 1/3 installments over a 3 year term beginning on each of the applicable award dates);
  An initial stock option grant of 800,000 shares on the Effective Date, and an additional stock option grant of 200,000 shares on January 3, 2012, both of which grants are to vest over a three-year period beginning on the Effective Date (with 33.33% of the options to vest on the first anniversary of the Effective Date and the remainder to vest in four six-month increments of approximately 16.67% over the remaining two years);
  Continued vesting of the Restricted Stock Unit grant made pursuant to Mr. Ruckleshaus's original Employment Agreement on the terms and conditions set forth in the award agreement evidencing such grant; and
  Payment of the remaining $75,000 of the $150,000 bonus provided for under the terms of the original Employment Agreement in equal installments on August 11, 2011 and November 11, 2011.

Termination For Cause; Voluntary Termination: If Mr. Ruckelshaus's employment is terminated for "Cause" (as defined in the Agreement) or he voluntarily resigns, he will be entitled to any unpaid base salary and unpaid bonus earned through termination date, accrued and unused paid time off, and expense reimbursement.

Termination Without Cause/By Executive for Good Reason: If the Company terminates Mr. Ruckelshaus's employment without Cause or Mr. Ruckelshaus resigns for "Good Reason" (as defined in the Agreement), he will be entitled to:

  One year's annual base salary in effect at termination date, paid in a lump sum;
  100% of target bonus for year in which termination occurs, paid in a lump sum;
  A lump sum payment equal to 12 months of COBRA premiums under Company's group health plan;
  Any unvested portion of RSU grant made under the terms of the original Employment Agreement becomes 100% vested; in the event Executive does not continue to serve on Board following termination, all unvested options and other equity awards issued to Executive before November 11, 2010 become 100% vested;
  All outstanding unearned MSUs will become earned MSUs in an amount calculated in accordance with the terms of the award agreements evidencing the MSU grants and all outstanding earned MSUs will become 100% vested; and
  If the termination date occurs within one year of the Effective Date, 500,000 options will accelerate, and if the termination date occurs more than one year after the Effective Date, 100% of the unvested options will accelerate.

Termination after a Significant Corporate Transaction: If, within 12 months following the consummation of a "Significant Corporate Transaction" (as defined in the Agreement), the Company terminates Mr. Ruckelshaus's employment without Cause or Mr. Ruckelshaus resigns for "Good Reason in Connection with a Significant Corporate Transaction" (as defined in the Agreement) he will be entitled to the following:

  If he is terminated by the Company Without Cause, he will receive the same benefits as in the case of termination Without Cause in other circumstances, except that (a) 100% of the option grant will be accelerated regardless of whether the termination occurs before or after the one-year anniversary of the Effective Date, and (b) if such termination occurs before January 3, 2012, the amount of severance will be increased by $500,000.
  If he terminates his employment for Good Reason, (a) all outstanding earned MSUs that are unvested will accelerate and unearned MSUs will vest according to the terms of the MSU agreement, and (b) unvested options (up to the number of remaining unvested options) will be accelerated equal to the greater of: (i) 150,000 shares or (ii) the number that is equal to the difference between 500,000 and the number of shares that are vested at the termination date.

For these purposes, "Significant Corporate Transaction" means a merger, acquisition, or similar transaction (other than a Change of Control, as defined in the Agreement) with a transaction value in excess of $100,000,000.

Death: In the event of Mr. Ruckelshaus's death during the term of this agreement, his estate will be entitled to a lump sum payment equal to three months of his then-current annual base salary.

Disability: In the event that Mr. Ruckelshaus's employment is terminated due to disability, he will be entitled to a lump sum payment equal to six months of his then-current annual base salary.

280G/Parachute Excise Tax: In the event that Mr. Ruckelshaus's compensation and/or benefits constitute "excess parachute payments" under IRC 280G, those payments or benefits that are determined to be subject to any parachute excise tax under IRC 280G will be either (i) paid in full, with Mr. Ruckelshaus being responsible for the payment of any resulting parachute excise tax, or (ii) reduced by an amount necessary to prevent any portion of the payments/benefits from being characterized as "excess parachute payments," whichever approach results in a better after-tax result for Mr. Ruckelshaus.